Exhibit 99.1

Arcadia Biosciences (RKDA) Announces Strong Third Quarter 2023

Financial Results and Business Highlights

-- Increased revenue from continuing operations 20% quarter over quarter --

-- Lowest SG&A expenses since 2019 --

-- GoodWheat™ expanding into third category with upcoming launch of Mac & Cheese --

Dallas, Texas (November 9, 2023) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the third quarter of 2023.

“Arcadia continues to make excellent progress in executing Project Greenfield, our three-year strategic plan to unlock the company’s potential and provide a path to profitability,” said Stan Jacot, president and CEO. “GoodWheatTM pasta and pancake mixes and Zola® coconut water added more than a thousand of stores of distribution in Q3, resulting in revenue growth from continuing operations of 20 percent compared to Q2 2023. And we are operating with a leaner structure after winding down our body care business, resulting in our lowest total SG&A expenses since 2019!”

In addition to GoodWheat pasta and pancake mixes, Arcadia has now expanded to a third category with the upcoming launch of GoodWheat Mac & Cheese, a family household staple representing more than $1.1 billion in sales. Better-for-you brands make up nearly 20% of the category and are growing faster than traditional brands.

GoodWheat Mac & Cheese packs in the most fiber of any brand in the category, with four times more fiber than the leading brand, as well as 12 grams of protein. One serving of GoodWheat Mac & Cheese has the same fiber as two servings of oatmeal or two and a half servings of broccoli. Available in three varieties – Classic Cheddar, White Cheddar and Three Cheese – GoodWheat Mac & Cheese will start shipping to retailers this month with an e-commerce launch planned in February 2024.

“We believe Arcadia is in the best position in its history as we prepare to enter 2024,” said Jacot. “We’ve delivered positive gross profit from continuing operations for seven consecutive quarters and streamlined our cost structure by exiting unprofitable businesses. Our proprietary wheat technology has been commercialized in three categories, with the potential to add additional categories through acquisition. And we continue to explore a range of strategic options to further scale the business, in line with our Project Greenfield strategy.”

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	Favorable / (Unfavorable)		2023	2022	Favorable / (Unfavorable)
			$	%			$	%
Total revenues	1,597	1,570	27	2%	4,160	6,674	(2,514)	(38%)
Total operating expenses	4,839	5,561	722	13%	14,734	16,023	1,289	8%
Loss from continuing operations	(3,242)	(3,991)	749	19%	(10,574)	(9,349)	(1,225)	(13%)
Net loss attributable to common stockholders	(2,567)	(2,867)	300	10%	(11,128)	(11,132)	4	0%

Certain previously reported financial information has been reclassified to conform to the current year presentation. Reclassifications are related to the presentation of the financial results of our former body care brands as discontinued operations. The financial information above and narrative that follows relate to continuing operations unless stated otherwise.

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

Revenues in the third quarter of 2023 increased 2% to $1.6 million compared to the same period in 2022 driven by higher GoodWheat revenues, offset by a decline in Zola revenues.

Revenues decreased $2.5 million during the first nine months of 2023 compared to the same period in 2022. Revenues during the first nine months of 2022 included approximately $1.8 million in sales of GoodWheat grain as well as $0.9 million in one-time license revenue related to the sale of Verdeca.

Operating Expenses

Operating expenses decreased $722,000 during the third quarter of 2023 compared to the same period in 2022 primarily driven by a decrease in selling, general and administrative (“SG&A”) expenses related to lower employee costs in 2023.

Operating expenses decreased $1.3 million during the first nine months of 2023 compared to the same period in 2022 primarily driven by a decrease in cost of revenues and SG&A. Cost of revenues in the first nine months of 2022 included grain sold at cost and higher inventory write-downs. The decrease in SG&A during the first nine months of 2023 compared to the same period in 2022 was related to lower employee costs in 2023.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the third quarter of 2023 was $2.6 million, or $1.89 per share, a $300,000 improvement from the $2.9 million, or $4.67 per share, net loss for the third quarter of 2022. The improvement in net loss attributable to common stockholders for the third quarter of 2023 compared to the same period in 2022 was primarily driven by the reduction in operating expenses.

Net loss attributable to common stockholders for the first nine months of 2023 and 2022 was each $11.1 million. The net loss attributable to common stockholders per share was $9.31 and $19.37 for the first nine months of 2023 and 2022, respectively. The impact of the March 2023 financing had a minimal effect on the first nine months of 2023 as a $6.1 million valuation loss was largely offset by a non-cash gain of $6.0 million related to the change in the fair value of the common stock warrant and option liabilities compared to a non-cash gain of $1.9 million during the same period in 2022. Additionally, the first nine months of 2023 included a net loss from the discontinued body care brands of $591,000 compared to $3.6 million during the same period in 2022.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss third-quarter results and key strategic achievements. Interested participants can join the conference call using the following options:

•
An audio-only webcast of the conference call will be available, with a link posted in the Investors section of Arcadia’s website.

•
To join the live call, please register here, and a dial-in number and unique PIN will be provided.

Following completion of the call, a recorded replay will be available in the Investors Section of the company’s website.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating crops to provide high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products that make every body feel good. The company’s food and beverage products include GoodWheat™ pasta and pancake mixes and Zola® coconut water. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the company and its products, including statements relating to the company’s growth, product categories, operating costs, financial performance and commercialization of products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

# # #